Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

(incorporated in the Cayman Islands with limited liability)

(Stock Code: 1128)

ANNOUNCEMENT OF INTERIM RESULTS

FOR THE SIX MONTHS ENDED 30 JUNE 2010

The Board of Directors of Wynn Macau, Limited (the “Company”) is pleased to announce the unaudited consolidated results of the Company and its subsidiaries (collectively, the “Group”) for the six months ended 30 June 2010 as follows.

FINANCIAL HIGHLIGHTS

	Group
	For the six months ended 30 June
	2010	2009
	HK$	HK$
	(in thousands, except share amounts)

Casino revenues	9,510,861	6,265,395
Other revenues	629,092	394,958
EBITDA	2,618,907	1,497,775
Profits attributable to equity holders	1,906,609	903,676
Earnings per Share — basic	37 cents	18 cents

DIVIDEND

The Board has not recommended an interim dividend payment for the six months ended 30 June 2010.

*	For identification purpose only

Condensed Consolidated Statement of Comprehensive Income

		Group
		For the Six Months Ended 30 June
		2010 HK$	2009 HK$
		(in thousands)
	Notes	(unaudited)	(audited)

Operating revenues
Casino		9,510,861	6,265,395
Rooms		57,022	54,992
Food and beverage		76,033	63,671
Retail and other		496,037	276,295

Total operating revenues		10,139,953	6,660,353

Operating costs and expenses
Gaming taxes and premiums		4,884,481	3,166,619
Staff costs		879,201	817,881
Other operating expenses	3	1,848,372	1,197,451
Depreciation and amortization		445,363	358,644
Property charges and other		22,945	13,549

		8,080,362	5,554,144

Operating profits		2,059,591	1,106,209

Finance revenues		268	3,189
Finance costs		(107,087)	(191,241)
Net foreign currency differences		(4,494)	1,641
Increase/(decrease) in fair value of interest rate swaps		(5,586)	6,112

		(116,899)	(180,299)

Profits before tax		1,942,692	925,910

Income tax expense	4	36,083	22,234

Net profits attributable to equity holders of the Company		1,906,609	903,676

Other comprehensive income
Currency translation reserve		—	(162)

Total comprehensive income attributable to equity holders of the Company		1,906,609	903,514

Basic and diluted earnings per Share	6	37 cents	18 cents

Condensed Consolidated Statement of Financial Position

		Group
		As at 30 June 2010 HK$	As at 31 December 2009 HK$
		(in thousands)
	Notes	(unaudited)	(audited)

Non-current assets
Property and equipment and construction in progress		8,874,286	8,527,914
Leasehold interest in land		487,392	464,353
Deposits for acquisition of property and equipment		16,467	82,627
Goodwill		398,345	398,345
Other non-current assets		191,805	167,836
Deferred tax assets		—	32,588

		9,968,295	9,673,663

Current assets
Inventories		182,620	202,745
Trade and other receivables	7	446,490	325,389
Prepayments and other current assets		52,792	37,030
Amounts due from related companies	11	203,124	123,706
Cash and cash equivalents		4,230,947	5,228,995

		5,115,973	5,917,865

Current liabilities
Accounts payable	8	914,582	726,742
Other payables and accruals	9	2,889,514	2,621,093
Amounts due to related companies	11	212,907	189,500
Income tax payable		11,960	15,455

		4,028,963	3,552,790

Net current assets		1,087,010	2,365,075

Total assets less current liabilities		11,055,305	12,038,738

Non-current liabilities
Interest-bearing loans and borrowings	10	5,162,718	8,017,177
Construction retention payables		—	67,213
Interest rate swaps		132,871	126,760
Other long-term liabilities		58,839	56,622

		5,354,428	8,267,772

Net assets		5,700,877	3,770,966

Equity attributable to equity holders of the Company
Issued capital		5,188	5,188
Share premium account		1,923,617	1,923,617
Reserves		3,772,072	1,842,161

Total equity		5,700,877	3,770,966

Notes to Interim Financial Information

1.	CORPORATE INFORMATION, ACCOUNTING POLICIES AND BASIS OF PREPARATION OF FINANCIAL INFORMATION

The Company is a limited liability company incorporated in the Cayman Islands on 4 September 2009. The Company’s Shares were listed on the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered office address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

The Group owns and operates a hotel and casino resort, Wynn Macau, which conducts gaming activities in casinos in Macau under a concession contract signed with the Macau Government on 24 June 2002. The 20-year concession period commenced on 27 June 2002 and will expire on 26 June 2022.

The Group opened Encore at Wynn Macau, a second hotel tower with additional related amenities that are integrated with the current facilities at Wynn Macau on 21 April 2010.

Pursuant to the Group Reorganization which was undertaken for the purpose of the Listing of the Company’s Shares on the Hong Kong Stock Exchange, the Company acquired WM Cayman Holdings Limited II, which was at the relevant time the holding company of the subsidiaries comprising the Group, from the Company’s immediate parent company, WM Cayman Holdings Limited I. The consideration for the acquisition consisted of (a) the issue by the Company to WM Cayman Holdings Limited I of an acquisition note; and (b) the issue by the Company to WM Cayman Holdings Limited I of such number of new Shares as would amount to approximately 75% of the Company’s issued share capital (as calculated based on the Company’s issued share capital following its initial public offering and assuming no exercise of the over-allotment option). The acquisition was completed on 8 October 2009 with the relevant Shares and acquisition note being issued by the Company to WM Cayman Holdings Limited I. The acquisition note was redeemed by the Company on 9 October 2009 for a sum of HK$12.6 billion. Since the completion of the Group Reorganization on 8 October 2009, the Group has been the holding company of the subsidiaries now comprising the Group. The details of the Group Reorganization are set out in the section headed “Reorganization” in Appendix VI “Statutory and General Information” to the IPO Prospectus of the Company dated 24 September 2009, filed in connection with the Listing.

WM Cayman Holdings Limited I owns approximately 72.29% of the Company and approximately 27.71% of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America.

The interim financial information have been prepared in accordance with the applicable disclosure requirements of Appendix 16 to the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange and the International Accounting Standard (“IAS”) 34 “Interim Financial Reporting”. The interim financial information does not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual financial statements for the year ended 31 December 2009. The accounting policies and basis of preparation adopted in the preparation of the interim financial information are the same as those used in the annual financial statements for the year ended 31 December 2009, except for the adoption of certain new and revised International Financial Reporting Standards (“IFRSs”) for the first time in the current period as disclosed in note 2 below.

Segment Reporting

The Group concurrently operates in one business segment, namely, the management of its casino, hotel, retail and food and beverage operations. A single management team reports to the chief operating decision-maker who comprehensively manages the entire business. Accordingly, the Group does not have separate reportable segments.

Reclassifications

Certain amounts in the interim financial information for the six months ended 30 June 2009 have been reclassified to be consistent with the current period’s presentation. These reclassifications have no effect on the previously reported profits for the prior period.

2.	IMPACT OF NEW AND REVISED IFRSs

The following new and revised IFRSs are adopted for the first time for the current period’s interim financial information:

IFRS 1 (Revised)	First-time Adoption of International Financial Reporting Standards
IFRS 1 Amendments	Amendments to IFRS 1 First-time Adoption of International Financial Reporting Standards — Additional Exemptions for First-time Adopters
IFRS 2 Amendments	Amendments to IFRS 2 Share-based Payment — Group Cash-settled Share-based Payment Transactions
IFRS 3 (Revised)	Business Combinations
IAS 27 (Revised)	Consolidated and Separate Financial Statements
IAS 39 Amendment	Amendments to IAS 39 Financial Instruments: Recognition and Measurement — Eligible Hedged Items
IFRIC 17	Distributions of Non-cash Assets to Owners
Amendments to IFRS 5 included in Improvements to IFRSs issued in May 2008	Amendments to IFRS 5 Non-current Assets Held for Sale and Discontinued Operations — Plan to sell the controlling interest in a subsidiary

Apart from the above, the IASB has issued Improvements to IFRSs 2009 which sets out amendments to a number of IFRSs primarily with a view to removing inconsistencies and clarifying wording. The amendments to IFRS 2, IAS 38, IFRIC 9 and IFRIC 16 are effective for annual periods beginning on or after 1 July 2009 while the amendments to IFRS 5, IFRS 8, IAS 1, IAS 7, IAS 17, IAS 36 and IAS 39 are effective for annual periods beginning on or after 1 January 2010 although there are separate transitional provisions for each standard or interpretation.

The adoption of these new and revised IFRSs and interpretations has had no significant financial effects on the interim financial information and there have been no significant changes to the accounting policies applied in the interim financial information.

The Group has not early applied the new and revised IFRSs that have been issued but are not yet effective.

3.	OTHER OPERATING EXPENSES

	Group For the Six Months Ended 30 June
	2010 HK$	2009 HK$
	(in thousands)
	(unaudited)	(audited)

Gaming promoters’ commissions	651,828	381,338
Royalty fees	401,877	259,414
Cost of sales	273,191	140,309
Advertising and promotions	96,370	62,607
Utilities and fuel	69,363	53,928
Corporate support services and other	68,915	40,435
Operating supplies and equipment	59,553	50,939
Other support services	37,186	33,757
Provision for doubtful accounts	36,131	21,326
Auditor’s remuneration	2,064	1,170
Other*	151,894	152,228

	1,848,372	1,197,451

*	Includes operating rental expenses of approximately HK$11.9 million for the six months ended 30 June 2010 (six months ended 30 June 2009: HK$22.3 million).

4.	INCOME TAX EXPENSE

	Group For the Six Months Ended 30 June
	2010 HK$	2009 HK$
	(in thousands)
	(unaudited)	(audited)

Current income tax expense – overseas	3,495	24,475
Deferred income tax expense/(benefit)	32,588	(2,241)

	36,083	22,234

No provision for Hong Kong profits tax for the six months ended 30 June 2010 has been made as there were no assessable profits generated in Hong Kong (six months ended 30 June 2009: Nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (six months ended 30 June 2009: 12%).

Effective 6 September 2006, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits (“Tax Holiday”). Accordingly, the Group was exempted from the payment of approximately HK$215.6 million in such tax for the six months ended 30 June 2010 (six months ended 30 June 2009: HK$117.5 million). The Group’s non- gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming Tax and other levies in accordance with its Concession Agreement.

For the six months ended 30 June 2010, MOP3.6 million (approximately HK$3.5 million) has been incurred and accrued for the WRM Shareholder Dividend Tax Agreement into which WRM entered with the Macau Special Administrative Region in June 2009. Accordingly, for the six months ended 30 June 2009, MOP25.2 million (approximately HK$24.5 million) was accrued for the years from 2006 through June 2009.

The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examination by tax authorities in the locations where it operates. The Group’s 2006 to 2009 Macau income tax returns remain subject to examination by the Macau Finance Bureau and during June 2010, the Macau Finance Bureau commenced an examination of the 2006 and 2007 Macau income tax returns. Since the examination is in its initial stages, the Group is unable to determine if it will conclude within the next 12 months. The Group believes that the tax reserve established for any uncertain tax issues is adequate with respect to these years.

Quarterly, the Group reviews any potentially unfavorable tax outcome and when an unfavorable outcome is identified as probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with tax authorities. With respect to these items, as at 30 June 2010, the Group has provided a reserve of HK$37.4 million (31 December 2009: HK$37.4 million) and included this amount in “other long-term liabilities”. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters. As a result of the lack of authoritative guidance regarding the computation of the Group’s complementary tax exemptions, the Group establishes reserves for its estimates of additional tax exposures if such exemptions are denied by the tax authorities.

5.	DIVIDENDS PAID

	For the Six Months Ended 30 June
	2010 HK$	2009 HK$
	(in thousands)
	(unaudited)	(audited)

Equity dividends on Shares declared and paid	—	559,079

Prior to the Group Reorganization, the Group declared and paid cash distributions of HK$559.1 million in June 2009 from the income generated through its operations to its former shareholder. The rate of dividends and the number of shares are not presented as such information is not meaningful for the purpose of the interim financial information.

The Board of Directors has not recommended any interim dividend for the six months ended 30 June 2010.

6.	EARNINGS PER SHARE ATTRIBUTABLE TO ORDINARY EQUITY HOLDERS OF THE COMPANY

The calculation of basic earnings per Share amount for the six months ended 30 June 2010 is based on the consolidated net profits attributable to ordinary equity holders of the Company and on the weighted average number of Shares of 5,187,500,000 in issue during the period.

The weighted average number of Shares used to calculate the basic earnings per Share for the six months ended 30 June 2009 included the pro forma issued share capital of the Company of 5,000,000,000 Shares, comprising the following and on the assumption that the Group Reorganization had been effective on 1 January 2009:

(a)	the one share of the Company allotted and issued at HK$1 paid on 4 September 2009 and subdivided into 1,000 Shares of par value of HK$0.001 each; and

(b)	the 3,749,999,000 Shares issued pursuant to the Group Reorganization on 8 October 2009 and the 1,250,000,000 Shares issued pursuant to the Company’s initial public offering on 9 October 2009.

The diluted earnings per Share amount for the six months ended 30 June 2010 is calculated based on the consolidated net profits attributable to ordinary equity holders of the Company and on the weighted average number of 5,187,500,000 Shares in issue plus nil potential shares arising from exercise of share options. The diluted earnings per Share for the six months ended 30 June 2009 equals to the basic earnings per Share for that period as there were no potential dilutive Shares outstanding during that period.

7.	TRADE AND OTHER RECEIVABLES

	Group
	As at 30 June	As at 31 December
	2010 HK$	2009 HK$
	(in thousands)
	(unaudited)	(audited)

Casino	587,980	430,758
Hotel	13,814	5,328
Other	149,744	158,220

	751,538	594,306
Less: allowance for doubtful accounts	(305,048)	(268,917)

Total trade and other receivables, net	446,490	325,389

An aged analysis of receivables is as follows:

	Group
	As at 30 June	As at 31 December
	2010 HK$	2009 HK$
	(in thousands)
	(unaudited)	(audited)

Within 30 days	220,846	183,187
31 to 60 days	152,104	135,679
61 to 90 days	39,665	10,922
Over 90 days	338,923	264,518

	751,538	594,306
Less: allowance for doubtful accounts	(305,048)	(268,917)

Net of allowance for doubtful accounts	446,490	325,389

Substantially all of the trade and other receivables as at 30 June 2010 were repayable within 14 days.

8.	ACCOUNTS PAYABLE

During the six months ended 30 June 2010, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at the end of the reporting period, based on invoice dates, is as follows:

	Group
	As at 30 June	As at 31 December
	2010 HK$	2009 HK$
	(in thousands)
	(unaudited)	(audited)

Within 30 days	896,594	722,504
31 to 60 days	3,590	1,679
61 to 90 days	12,291	2,202
Over 90 days	2,107	357

	914,582	726,742

9.	OTHER PAYABLES AND ACCRUALS

Other payables and accruals consisted of the following as at the end of the period:

		Group
		As at 30 June	As at 31 December
		2010 HK$	2009 HK$
		(in thousands)
		(unaudited)	(audited)
	Gaming taxes payable	922,638	727,969
	Outstanding chip liability	1,374,491	1,315,369
	Customer deposits	405,742	369,205
	Other liabilities	186,643	208,550

		2,889,514	2,621,093

10.	INTEREST-BEARING LOANS AND BORROWINGS

		Group
		As at 30 June	As at 31 December
		2010 HK$	2009 HK$
		(in thousands)
		(unaudited)	(audited)
	Non-current:
	7-Year term loan (as amended)	4,287,716	4,283,103
	5-Year revolving credit facility (as amended)	1,013,477	3,893,923
	Less: Debt financing costs, net	(138,475)	(159,849)

		5,162,718	8,017,177

The WRM term loan matures in June 2014, and the WRM revolving credit facility matures in June 2012. The principal amount of the WRM term loan is required to be repaid in quarterly installments, commencing in September 2011. Borrowings under the Wynn Macau Credit Facilities currently bear interest at LIBOR or HIBOR plus a margin of 1.75%.

During the six months ended 30 June 2010, the Group repaid approximately HK$2.9 billion (six months ended 30 June 2009: HK$194.7 million) of borrowings under the WRM revolving credit facility. As at 30 June 2010, the Group had approximately HK$6.8 billion (31 December 2009: HK$3.9 billion) available under the credit facilities.

11.	RELATED PARTY DISCLOSURES

As at the end of the period, amounts due from/(to) related companies are unsecured, interest-free and repayable on demand.

The Group had the following material transactions with related companies:

			Group For the Six Months Ended 30 June
Name of Related Company	Relation to the Company	Primary Nature of Transactions	2010 HK$	2009 HK$
			(in thousands)
			(unaudited)	(audited)

Wynn Resorts, Limited	Ultimate parent company	Corporate support services(i)	65,850	36,174

Wynn Resorts, Limited	Ultimate parent company	Royalty fees(ii)	401,877	259,414

WIML	Subsidiary of Wynn Resorts, Limited	International marketing expenses(iii)	36,049	32,741

Worldwide Wynn	Subsidiary of Wynn Resorts, Limited	Staff secondment payroll charges(iv)	31,477	27,168

Wynn Design & Development	Subsidiary of Wynn Resorts, Limited	Design/development payroll	9,543	5,890

Wynn Resorts, Limited	Ultimate parent company	Share-based payment expenses	22,770	19,061

Las Vegas Jet, LLC	Subsidiary of Wynn Resorts, Limited	Airplane usage charges	3,065	4,260

Wynn Resorts Hotel Sales & Marketing, LLC	Subsidiary of Wynn Resorts, Limited	Hotel sales & marketing expenses(v)	—	1,016

Wynn Las Vegas	Subsidiary of Wynn Resorts, Limited	Payroll for support services	515	1,154

All of the above transactions are noted as continuing related party transactions.

Notes:

(i)	Corporate support services

Wynn Resorts, Limited provides corporate support services in large part related to assisting the Group with U.S. regulatory requirements. These services consist of a limited number of executives in relevant areas assisting the Group on U.S. regulatory and certain limited other matters. The assistance includes guidance on certain issues and ensuring that from a regulatory standpoint Wynn Resorts, Limited standard operating procedures are followed and maintained by the Group. The annual fee for the services provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any financial year.

Similarly, WML and WRM had reciprocal arrangements to allow Wynn Resorts, Limited or its subsidiaries (other than the Group) to have access to the services of any of the Group’s employees provided that such services do not materially interfere with such employee’s obligations to, and responsibilities with, the Group. For services provided by the Group’s employees, Wynn Resorts, Limited shall pay for the services based on an actual cost (including salaries and benefits for such employees during the period when such services are being rendered) and expense reimbursement basis.

Wynn Resorts, Limited allows WRM and its employees to use aircraft assets owned by Wynn Resorts, Limited and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts, Limited. Similarly, WRM has reciprocal arrangements to allow Wynn Resorts, Limited or its subsidiaries (other than the Group) to use any aircraft assets that the Group could own in the future.

(ii)	Royalty fees

Prior to Listing, WRM had an arrangement with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC (together, the “Licensors”) under which the Licensors licensed to WRM certain trademarks and service marks, other marks and works, domain names, hotel casino design, development, and management know-how (collectively, the “Intellectual Property Rights”). On 19 September 2009, each of the Company and WRM entered into an intellectual property license agreement with the Licensors (together, the “IP License Arrangement”), which has a perpetual term. Pursuant to the IP License Arrangement, the Licensors licensed to each of the Company and WRM the right to use the Intellectual Property Rights using the same pricing basis as described below. The IP License Arrangement is also subject to restrictions in the agreements between Wynn Resorts Holdings, LLC or Wynn Resorts, Limited and any third parties, including Mr. Stephen A. Wynn, in respect of a third parties’ intellectual property, including any applicable limitations on the scope of the license, limitations on sub-licensing, termination (including change of control) under certain circumstances and other standard provisions.

The license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the IP gross monthly revenues, and (2) US$1.5 million (approximately HK$11.6 million) per month. For the purposes of each intellectual property license agreement, the term “IP gross revenues” refers to the licensee’s total operating revenues as adjusted by adding back (1) commissions and discounts which were netted against operating revenues, and (2) promotional allowances, and the term “IP gross monthly revenues” refers to the licensee’s IP gross revenues accrued at the end of each calendar month. The calculation of each licensee’s operating revenues, promotional allowances, and commissions and discounts in connection with the IP gross revenues stated in the intellectual property license agreements shall always be consistent with the Group’s accounting policies and prepared in accordance with IFRS as in effect from 31 December 2008. If any other subsidiary of the Company (other than WRM) acquires the Intellectual Property Rights under the intellectual property license agreement between the Company and the Licensors, “IP gross revenues” and “IP monthly gross revenues” will be interpreted to include the gross revenues of such relevant subsidiary.

The following table presents a reconciliation of total operating revenues (as reported in the Group’s interim financial information) to WRM’s IP gross revenues as used for purposes of the IP License Arrangement between WRM and the Licensors.

	Group For the Six Months Ended 30 June
	2010 HK$	2009 HK$
	(in thousands)
	(unaudited)	(audited)

Total operating revenues	10,139,953	6,660,353
Commissions included in operating revenues	2,845,470	1,703,355
Promotional allowances	408,214	283,309

IP gross revenues	13,393,637	8,647,017

(iii)	International marketing expenses

WIML, a subsidiary of Wynn Resorts, Limited, (i) provides administrative, promotional, and marketing services as well as a limited number of marketing executives to attract and introduce customers to WRM, and (ii) employs certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) on the Company’s behalf and seconds the Foreign Resident Staff to the Group.

These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%.

(iv)	Staff secondment payroll charges

Worldwide Wynn, a subsidiary of Wynn Resorts, Limited, is responsible for supplying management personnel to WRM for a pre-determined length of time through secondment arrangements. During the secondment period, employees are expected to devote their efforts and all of their business time and attention to the operations and functions of WRM. The seconded employees live and work in Macau for the duration of the secondment periods. Worldwide Wynn was compensated for these services with a service fee equal to its aggregate costs plus 5% to Worldwide Wynn of the seconded employees during the periods of secondment to WRM, including:

•	Wages, regular and overtime;

•	Bonuses and commissions;

•	Vacation pay and sick leave;

•	Employee benefit plans, including health insurance, life insurance, and other insurance or 401k plans;

•	Employer-paid Federal, state or local taxes or workers’ compensation costs and unemployment taxes; and

•	Employer-reimbursed business expenses and employee international allowances.

(v)	Hotel sales & marketing expenses

Wynn Resorts Hotel Sales & Marketing, LLC, a subsidiary of Wynn Resorts, Limited, provides services to attract and introduce customers to Wynn Macau, with an emphasis on the resort’s luxury hotel accommodation. Wynn Resorts Hotel Sales & Marketing LLC’s primary business is to promote the luxury hotel services offered at the Wynn Macau resort to customers in China. It operates customer service outlets in China to help arrange hotel stays for individual and group travel. During 2009, offices were located in Shanghai and Guangzhou. The branch offices operate under the direction and supervision provided by Wynn Resorts Hotel Sales & Marketing, LLC. For the hotel marketing and promotion services it performed on behalf of WRM in 2009, Wynn Resorts Hotel Sales & Marketing, LLC charged service fees equal to the total costs it incurred in rendering the services.

The transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the six months ended 30 June 2010 and 2009. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business.

All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

House Purchase

In May 2010, Worldwide Wynn entered into a new employment agreement with Linda Chen, who is also a director. The term of the new employment agreement is through 24 February 2020. Under the terms of the new employment agreement, Worldwide Wynn caused Wynn Macau to purchase a house in Macau for use by Ms. Chen costing approximately HK$42 million, and will expend additional funds to renovate the house and will also provide Ms. Chen the use of an automobile in Macau. Ms. Chen shall have the option to purchase the house and it is exercisable for (a) no consideration at the end of the 10-year term, (b) US$1.00 in the event of termination of Ms. Chen’s employment without “cause” or termination of Ms. Chen’s employment for “good reason” following a “change of control”, and (c) at a price based on a percentage of the fair market value of the house that is reduced by ten percent per year during the term of the agreement (“the Discount Percentage”) in the event Ms. Chen terminates the employment agreement due to material breach by Worldwide Wynn. Upon Ms. Chen’s termination for “cause”, Ms. Chen will be deemed to have elected to purchase the Macau house based on the applicable Discount Percentage unless Worldwide Wynn determines to not require Ms. Chen to purchase the house. If Ms. Chen’s employment terminates for any other reason before the expiration of the term (e.g., because of her death or disability or due to revocation of gaming license), the option will terminate.

Management Discussion and Analysis

OVERVIEW

Wynn Macau opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula. In December 2007 and November 2009, Wynn Macau completed expansions, adding more gaming space and additional food and beverage and retail amenities. We opened Encore at Wynn Macau (“Encore”), on 21 April 2010, a further expansion of Wynn Macau that adds a fully integrated resort hotel with, among other offerings, 410 luxury suites and four villas, additional gaming space, restaurants and retail space. As at 30 June 2010, Wynn Macau and Encore occupied approximately 16 acres of land in Macau featuring a casino of approximately 256,000 square feet offering 24-hour gaming with a full range of games and 1,014 luxury rooms and suites.

On 9 October 2009, the Company completed an initial public offering and the Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange.

For the six months ended 30 June 2010, our total operating revenues were HK$10.1 billion, and our net profits were HK$1.9 billion, a 52.2% increase over total operating revenues of HK$6.7 billion, and a 111.0% increase over net profits of HK$903.7 million for the six months ended 30 June 2009.

Macau

Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located approximately 37 miles southwest of, and less than one hour away via ferry from, Hong Kong. Macau, which has been a casino destination for more than 40 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane, connected by bridges. We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers. According to Macau Statistical Information, casinos in Macau generated approximately HK$83.4 billion in gaming revenue in the six months ended 30 June 2010, an approximately 66.9% increase over the approximately HK$49.9 billion generated in the six months ended 30 June 2009, making Macau the largest gaming market in the world.

Macau’s gaming market is primarily dependent on tourists. The Macau market has experienced tremendous growth in capacity in the last few years. As at 31 May 2010, there were 19,573 hotel rooms and as at 30 June 2010, there were 4,828 table games in Macau, compared to 17,533 hotel rooms and 4,017 table games as at 31 December 2008.

Wynn Macau

We opened Wynn Macau on 6 September 2006 and completed expansions of the resort in December 2007 and November 2009. Wynn Macau features:

•	an approximately 222,000 square foot casino offering 24-hour gaming and a full range of games, including private gaming salons;

•	luxury hotel accommodations in 600 rooms and suites;

•	casual and fine dining in six restaurants;

•

approximately 48,000 square feet of high-end, brand-name retail shopping, including stores and boutiques by Bvlgari, Chanel, Christian Dior, Dunhill, Ermenegildo Zegna, Fendi, Ferrari, Giorgio Armani, Gucci, Hermes, Hugo Boss, Louis Vuitton, Miu Miu, Piaget, Prada, Rolex, Tiffany, Van Cleef & Arpels, Versace, Vertu and others;

•	recreation and leisure facilities, including a health club, pool and a full service luxury spa;

•	lounges and meeting facilities; and

•	a performance lake and rotunda show.

Encore

We opened Encore on 21 April 2010. While Encore is a destination in itself, it also is complemented by, and fully integrated with, the existing operations and facilities at Wynn Macau. We believe we have further solidified Wynn Macau’s position as a premier destination for VIP clients in Macau as well as enhanced our offerings to mass market clients with the addition of the following at Encore:

•	an approximately 22,000 square foot casino offering 24-hour gaming and a full range of games, including private gaming salons;

•	a sky casino of approximately 12,000 square feet.

•	370 luxury suites of approximately 1,000 square feet each and 40 luxury suites of approximately 2,000 square feet each;

•	four villas of approximately 7,000 square feet each connected to private gaming salons;

•	approximately 3,200 square feet of high-end retail space featuring Chanel, Piaget and Cartier;

•	two restaurants and one lounge; and

•	a full service luxury spa.

Total development and construction costs for Encore at Wynn Macau as at 30 June 2010 were approximately HK$4,294.3 million. The project was funded through a combination of existing cash balances and cash flow from operations. With the expansion of Wynn Macau and the opening of Encore, Wynn Macau’s aggregate number of VIP table games has increased by 51.0% from 155 as at 31 October 2009 to 234 tables as at 30 June 2010, allowing us to serve additional gaming promoter-driven and in-house VIP gaming.

As at 30 June 2010, we had a total of 234 VIP table games, 212 mass market table games, 1,155 slot machines and 11 poker tables at Wynn Macau and Encore.

In response to our evaluation of our operations and the reactions of our guests, we have and expect to continue to make enhancements and refinements to this resort complex.

Cotai Development

The Group has applied to the Macau government for a land concession on approximately 52 acres of land on Cotai and is awaiting final approval by the Macau government on the concession. We continue to work on the concept and design of this property, but cannot prepare a final timeline or budget until the Macau government approval on the land concession has been received.

Cotai Land Agreement

On 1 August 2008, Palo Real Estate Company Limited entered into an agreement with a Macau incorporated company that is not a connected person to the Group to make a one-time payment in the amount of US$50 million (approximately HK$389.3 million) in consideration of its relinquishment of certain rights in and to any future development on the 52 acres of land on Cotai. The payment will be made within 15 days after the Macau government publishes the Group’s rights to the land in the Macau government’s official gazette.

FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Tourism

The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau have grown significantly in the last few years. We have benefited from the rise in visitation to Macau over the past several years.

Gaming customers traveling to Macau typically come from nearby destinations in Asia including Hong Kong, mainland China, Taiwan, South Korea and Japan. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, approximately 88% of visitors to Macau in the six months ended 30 June 2010 were from Hong Kong, mainland China and Taiwan. We believe that visitation and gross gaming revenue growth for the Macau market have been, and will continue to be, driven by a combination of factors, including the level of regional wealth in Asia which, should it continue to increase, is expected to lead to a large and growing middle class with rising disposable income; Macau’s proximity to major Asian population centers; infrastructure improvements that are expected to facilitate more convenient travel to and within Macau; and the increasing supply of better quality casino, hotel and entertainment offerings in Macau.

Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Key factors affecting tourism levels in Macau may include, among others:

•	Prevailing economic conditions in China and Asia;

•	Various countries’ policies on the issuance of travel visas that may be in place from time to time and could affect travel to Macau;

•	Competition from other destinations which offer gaming and leisure activities;

•	Possible changes to government restrictions on currency conversion or the ability to export currency by China or other countries; and

•	Possible outbreaks of infectious disease.

Current Economic and Operating Environment

Economic conditions have a significant impact on our business. Beginning in the second half of 2008 and continuing into early 2009, a number of factors, including a slowdown in the global economy, contracting credit markets, reduced consumer spending, various countries’ policies that affected travel to Macau and an outbreak of the H1N1 influenza, negatively impacted the gaming industry in Macau and our business. We continue to carefully manage our labor force and aggressively negotiate with our vendors to secure advantageous rates on contracts, and are continually reviewing the cost and efficiencies at our property to identify further opportunities to reduce cost. Notwithstanding the issues set out above, our operating environment remained relatively stable, and showed improvement throughout the second half of 2009 and such improvement continued in the first half of 2010.

Competition

Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of gaming operators and casino properties in Macau. Currently, there are six gaming operators in Macau, including WRM. The three concessionaires are WRM, Galaxy and SJM. The three subconcessionaires are Venetian Macau, Melco Crown, and MGM Macau. As at 30 June 2010, there were approximately 33 casinos in Macau, including 20 operated by SJM. Casino operators are not subject to any limit on the number of casinos that may be operated under their concession or subconcession agreements. Each of the current six operators has commenced casino operating activities and several have expansion plans announced or underway.

Wynn Macau also faces competition from casinos located in other areas of Asia, such as Genting Highlands Resort, a major gaming and resort destination located outside of Kuala Lumpur, Malaysia, and casinos in the Philippines. Two large-scale casinos in Singapore, which opened in February 2010 and in April 2010, have added further competition to the region. Wynn Macau also encounters competition from other major gaming centers located around the world, including Australia and Las Vegas, cruise ships in Asia that offer gaming, and other casinos throughout Asia. Further, if current efforts to legalize gaming in other Asian countries are successful, Wynn Macau will face additional regional competition.

Gaming Promoters

A significant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to Wynn Macau’s casino business.

Gaming promoters introduce high-spending VIP players to Wynn Macau and often assist those clients with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Macau pays the gaming promoters a fixed percentage of the gross gaming win generated by each gaming promoter. This percentage has remained stable since 2006. Approximately 80% of these commissions are netted against casino revenues, because such commissions approximate the amount of the commission returned to the VIP players by the gaming promoters, and approximately 20% of these commissions are included in other operating expenses, which approximate the amount of the commission ultimately retained by the gaming promoters for their compensation. The total amounts of commissions netted against casino revenues were HK$2.8 billion and HK$1.7 billion for the six months ended 30 June 2010 and 2009, respectively. Commissions increased 67.0% for the six months ended 30 June 2010 compared to the six months ended 30 June 2009 due to increased volumes and the addition of two new gaming promoters. Additionally, gaming promoters each receive a monthly complimentary allowance based on a percentage of the turnover their clients generate.

The allowance is available for room, food and beverage and other expenses for discretionary use with clients. We typically advance commissions to gaming promoters at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amounts of exposure to our gaming promoters, which is the difference between commissions advanced to each individual gaming promoter, and the commissions payable to each such gaming promoter, were HK$61.2 million and HK$91.5 million as of 30 June 2010 and 2009, respectively. We believe we have developed strong relationships with our gaming promoters. Our commission levels have remained stable throughout our operating history and we have not increased levels of commissions paid to gaming promoters.

In August 2009, the Macau government published, in its official gazette, certain guidelines with respect to caps on the commission rates payable to gaming promoters that became effective on 1 December 2009. Further changes or tightening of caps may occur and if the Macau government were to implement caps on commission rates payable to gaming promoters that cause WRM to pay gaming promoters effectively less than WRM currently pays, gaming promoters may have less incentive to bring travelers to casinos in Macau, including Wynn Macau.

High-End Credit Play

We selectively extend credit to players contingent upon our marketing team’s knowledge of the players, their financial background and payment history. We follow a series of credit procedures and require from each credit recipient various signed documents that are intended to ensure among other things that, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the player resides. In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we often can assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are recognized. In addition, we typically require a check in the amount of the applicable credit line from credit players, collateralizing the credit we grant to a player.

Number and Mix of Table Games and Slot Machines

The mix of VIP table games, mass table games and slot machines in operation at Wynn Macau and Encore changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of Wynn Macau’s and Encore’s games will affect casino profitability.

ADJUSTED EBITDA

Adjusted EBITDA is earnings before finance costs, taxes, depreciation, amortization, pre-opening costs, property charges and other, share-based payments, and other non-operating income/(expense). Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted EBITDA presented by Wynn Resorts, Limited for its Macau segment in its filings with the Securities and Exchange Commission in the United States, primarily due to the inclusion of royalty fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating profits.

The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement, operating profits, for the six months ended 30 June 2010 and 2009.

	For the Six Months Ended
	30 June
	2010	2009
	HK$	HK$
	(in thousands)

Operating profits	2,059,591	1,106,209
Add
Depreciation and amortization	445,363	358,644
Pre-opening costs(1)	54,571	312
Property charges and other	22,945	13,549
Share-based payments	23,302	19,061
Wynn Macau, Limited corporate expenses	13,135	—

Adjusted EBITDA	2,618,907	1,497,775

Note:

(1)	Pre-opening costs for the six months ended 30 June 2010 and 2009 primarily consisted of payroll attributable to staff engaged in the start-up operations of Encore which opened on 21 April 2010.

REVIEW OF HISTORICAL OPERATING RESULTS

Summary Breakdown Table

The following table presents certain selected income statement line items and certain other data.

	For the Six Months Ended
	30 June
	2010	2009
	HK$	HK$
	(in thousands, except for averages, daily win figures and number of tables and slot machines)

Total casino revenues(1)	9,510,861	6,265,395

Rooms(2)	57,022	54,992
Food and beverage(2)	76,033	63,671
Retail and other(2)	496,037	276,295

Total operating revenues	10,139,953	6,660,353

VIP table games turnover	325,643,185	180,750,040
VIP gross table games win(1)	9,671,634	5,549,043

Mass market table games drop	8,362,061	7,622,771
Mass market gross table games win(1)	1,883,437	1,663,954

Slot machine handle	15,450,526	14,278,314
Slot machine win(1)	753,167	712,152

Average number of gaming tables(3)	417	368
Daily gross win per gaming table(4)	152,976	108,199

Average number of slots(3)	1,180	1,233
Average daily win per slot(4)	3,526	3,191

Notes:

(1)

Total casino revenues do not equal the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” because gross table games win is calculated before commissions and discounts, and only recorded as revenues after the relevant commissions and discounts have been deducted. The following table presents a reconciliation of the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” to total casino revenues.

	For the Six Months Ended 30 June
	2010 HK$	2009 HK$
	(in thousands)

VIP gross table games win	9,671,634	5,549,043
Mass market gross table games win	1,883,437	1,663,954
Slot machine win	753,167	712,152
Poker revenues	48,093	43,601
Commissions and discounts	(2,845,470)	(1,703,355)

Total casino revenues	9,510,861	6,265,395

(2)

Promotional allowances are excluded from revenues in the accompanying condensed consolidated statement of comprehensive income prepared in accordance with IFRS. Management also evaluates non-casino revenues on an adjusted basis.

The following table presents a reconciliation of net non-casino revenues as reported in our condensed consolidated statement of comprehensive income to gross non-casino revenues calculated on the adjusted basis. The adjusted non-casino revenues as presented below are used for management reporting purposes and are not representative of revenues as determined under IAS 18.

	For the Six Months Ended 30 June
	2010 HK$	2009 HK$
	(in thousands)

Room revenues	57,022	54,992
Promotional allowances	230,489	154,688

Adjusted room revenues	287,511	209,680

Food and beverage revenues	76,033	63,671
Promotional allowances	170,595	124,621

Adjusted food and beverage revenues	246,628	188,292

Retail and other revenues	496,037	276,295
Promotional allowances	7,130	4,000

Adjusted retail and other revenues	503,167	280,295

(3)	For purposes of this table, we calculate average numbers of gaming tables and average numbers of slots as the average numbers of gaming tables and slot machines in service on each day in the period.

(4)

Daily gross win per gaming table and daily win per slot are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Macau and Encore were open in the applicable period. In addition, the total table games win figures used herein do not correspond to casino revenues figures in our financial information, because figures in our financial information are calculated net of commissions and discounts and the total table games win herein is calculated before commissions and discounts.

Discussion of Results of Operations

Financial results for the six months ended 30 June 2010 compared to financial results for the six months ended 30 June 2009

Operating Revenues

Total operating revenues increased by 52.2% from HK$6.7 billion in the six months ended 30 June 2009 to HK$10.1 billion in the six months ended 30 June 2010. We believe this increase was due to a combination of factors, including the opening of Encore, increased visitation and overall gaming volumes in Macau during the first half of 2010.

Casino Revenues

Casino revenues increased by 51.8%, from HK$6.3 billion (94.1% of total operating revenues) in the six months ended 30 June 2009 to HK$9.5 billion (93.8% of total operating revenues) in the six months ended 30 June 2010. The components and reasons are as follows:

VIP casino gaming operations. VIP gross table games win increased by 74.3%, from HK$5.5 billion in the six months ended 30 June 2009 to HK$9.7 billion in the six months ended 30 June 2010. VIP table games turnover increased by 80.2%, from HK$180.8 billion in the six months ended 30 June 2009 to HK$325.6 billion in the six months ended 30 June 2010. VIP gross table games win as a percentage of turnover (calculated before discounts and commissions) decreased from 3.07% in the six months ended 30 June 2009 to 2.97% in the six months ended 30 June 2010 (win percentages are within the expected range of 2.7% to 3.0%). In November 2009, we added two new private gaming salons with 29 VIP tables and on 21 April 2010, we added 37 VIP tables with the opening of Encore which helped drive some of the growth in our VIP segment during the six months ended 30 June 2010 compared to the prior year.

Mass market casino gaming operations. Mass market gross table games win increased by 13.2%, from HK$1.7 billion in the six months ended 30 June 2009 to HK$1.9 billion in the six months ended 30 June 2010. Mass market table games drop increased by 9.7%, from HK$7.6 billion in the six months ended 30 June 2009 to HK$8.4 billion in the six months ended 30 June 2010. The mass market gross table games win percentage (calculated before discounts) was 21.8% in the six months ended 30 June 2009 compared to 22.5% in the six months ended 30 June 2010, which was above the expected win percentage range of 19% to 21%.

Slot machine gaming operations. Slot machine win increased by 5.8% from HK$712.2 million in the six months ended 30 June 2009 to HK$753.2 million in the six months ended 30 June 2010. Slot machine handle increased by 8.2%, from HK$14.3 billion in the six months ended 30 June 2009 to HK$15.5 billion in the six months ended 30 June 2010. The increases resulted primarily from the play of high-end slot customers. Consequently, total gross slot win increased and slot machine win per unit per day increased by 10.5% from HK$3,191 in the six months ended 30 June 2009 to HK$3,526 in the six months ended 30 June 2010.

Non-casino Revenues

Net non-casino revenues, which include room, food and beverage and retail revenues, increased by 59.3%, from HK$395.0 million (5.9% of total operating revenues) in the six months ended 30 June 2009 to HK$629.1 million (6.2% of total operating revenues) in the six months ended 30 June 2010. The increase in revenues was largely due to stronger retail sales in the six months ended 30 June 2010 and the opening of Encore.

Room. Our room revenues, which exclude promotional allowances in our condensed consolidated statement of comprehensive income, increased by 3.7% from HK$55.0 million in the six months ended 30 June 2009 to HK$57.0 million in the six months ended 30 June 2010. The increase reflects higher business volumes as the opening of Encore increased room inventory available for sale to customers.

Management also evaluates room revenues on an adjusted basis which include promotional allowances. Adjusted room revenues including promotional allowances increased by 37.1% from HK$209.7 million in the six months ended 30 June 2009 to HK$287.5 million in the six months ended 30 June 2010.

The following table presents additional information about our adjusted room revenues (which include promotional allowances):

Adjusted room revenues information

	For the Six Months Ended 30 June
	2010	2009

Adjusted Average Daily Rate (includes promotional allowances of HK$1,782 in the six months ended 30 June 2010 and HK$1,521 in the six months ended 30 June 2009)	HK$2,216	HK$2,057

Occupancy	85.0%	85.0%

Adjusted REVPAR (includes promotional allowances of HK$1,514 in the six months ended 30 June 2010 and HK$1,293 in the six months ended 30 June 2009)	HK$1,884	HK$1,748

Food and beverage. Food and beverage revenues, which exclude promotional allowances in our condensed consolidated statement of comprehensive income, totaled HK$76.0 million in the six months ended 30 June 2010, a 19.4% increase from the six months ended 30 June 2009 revenues of HK$63.7 million. The increase reflects higher business volumes and the opening of Encore.

Management also evaluates food and beverage revenues on an adjusted basis including promotional allowances. Food and beverage revenues in the six months ended 30 June 2010 adjusted to include these promotional allowances were HK$246.6 million, a 31.0% increase from the six months ended 30 June 2009 adjusted revenues of HK$188.3 million reflecting the increase in business volumes and the opening of Encore.

Retail and other. Our retail and other revenues, which exclude promotional allowances in our condensed consolidated statement of comprehensive income, increased by 79.5%, from HK$276.3 million in the six months ended 30 June 2009 to HK$496.0 million in the six months ended 30 June 2010. The increase was due primarily to increased sales at several retail outlets and the opening in November 2009 of Wynn and Co. Watches and Jewelry, which sells Cartier and Jaeger Le Coultre products and new outlets at Encore at Wynn Macau including Chanel, Piaget and Cartier at Encore.

Management also evaluates retail and other revenues on an adjusted basis which includes promotional allowances. Adjusted retail and other revenues including promotional allowances increased by 79.5% from HK$280.3 million in the six months ended 30 June 2009 to HK$503.2 million in the six months ended 30 June 2010, reflecting the increased sales at several retail outlets and the opening of Wynn and Co. Watches and Jewelry, which sells Cartier and Jaeger Le Coultre at Wynn Macau, and Chanel, Piaget and Cartier at Encore.

Operating Costs and Expenses

Gaming taxes and premiums. Gaming taxes and premiums increased by 54.2%, from HK$3.2 billion in the six months ended 30 June 2009 to HK$4.9 billion in the six months ended 30 June 2010. This increase was due to increased gross gaming win from the six months ended 30 June 2010 compared to the six months ended 30 June 2009. Wynn Macau is subject to a 35% gaming tax on gross gaming win. In addition, Wynn Macau is also required to pay 4% of its gross gaming win as contributions for public development and social facilities.

Staff costs. Staff costs increased by 7.5%, from HK$817.9 million in the six months ended 30 June 2009 to HK$879.2 million in the six months ended 30 June 2010. The increase was primarily due to the hiring of additional staff for Encore.

Other operating expenses. Other operating expenses increased by 54.4%, from HK$1.2 billion in the six months ended 30 June 2009 to HK$1.8 billion in the six months ended 30 June 2010. The increase in other operating costs was primarily due to the opening of Encore offset by the effect of various cost-control measures implemented throughout 2009.

Depreciation and amortization. Depreciation and amortization increased by 24.2% from HK$358.6 million in the six months ended 30 June 2009 to HK$445.4 million in the six months ended 30 June 2010. This increase was primarily due to the impact of assets placed in service with the opening of Encore in April 2010 and the expansion that opened in November 2009.

Property charges and other. Property charges and other increased by 69.3%, from HK$13.5 million in the six months ended 30 June 2009 to HK$22.9 million in the six months ended 30 June 2010. The charges in each period represent gain/loss on the sale of equipment as well as costs related to assets retired or abandoned as a result of renovating certain assets of Wynn Macau in response to customer preferences and changes in market demand.

As a result of the foregoing, total operating costs and expenses increased by 45.5%, from HK$5.6 billion in the six months ended 30 June 2009 to HK$8.1 billion in the six months ended 30 June 2010.

Finance Revenues

Finance revenues decreased by 91.6%, from HK$3.2 million in the six months ended 30 June 2009 to HK$0.3 million in the six months ended 30 June 2010, reflecting a significant decrease in the average invested cash balances compared to the prior year.

Finance Costs

Finance costs decreased by 44.0%, from HK$191.2 million in the six months ended 30 June 2009 to HK$107.1 million in the six months ended 30 June 2010. Finance costs decreased in the six months ended 30 June 2010 primarily due to the reduction in amounts outstanding under the revolver component of the Wynn Macau Credit Facility and lower interest rates in 2010 compared to 2009.

Interest Rate Swaps

As required under the terms of our various credit facilities, we have entered into agreements which swap a portion of the interest on our loans from floating to fixed rates. These transactions do not qualify for hedge accounting.

Changes in the fair value of our interest rate swaps are recorded as an increase or decrease in swap fair value during each year. We recorded an expense of HK$5.6 million for the six months ended 30 June 2010 resulting from the decrease in the fair value of our interest rate swaps in the six months ended 30 June 2010. We recorded a gain of HK$6.1 million in the six months ended 30 June 2009 resulting from the increase in the fair value of our interest rate swaps in the six months ended 30 June 2009.

Income Tax Expense

In the six months ended 30 June 2010, our income tax expense was HK$36.1 million compared to an income tax expense of HK$22.2 million in the six months ended 30 June 2009. Our current tax expense for the six months ended 30 June 2010, primarily relates to the current tax expense recorded by our subsidiaries owning our interest in WRM under the WRM Shareholder Dividend Tax Agreement and a deferred tax expense recorded by WRM resulting from derecognizing certain deferred tax assets. In the six months ended 30 June 2009, our income tax expense mainly relates to the amount accrued for the years 2006 through June 2009 for the WRM Shareholder Dividend Tax Agreement.

Net Profits Attributable to Equity Holders of the Company

As a result of the foregoing, net profits attributable to equity holders of the Company increased by 111.0%, from HK$903.7 million in the six months ended 30 June 2009 to HK$1.9 billion in the six months ended 30 June 2010.

LIQUIDITY AND CAPITAL RESOURCES

Capital Resources

Since Wynn Macau opened in 2006, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations and cash on hand.

Gearing Ratio

The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio as at 30 June 2010 and 31 December 2009.

	As at
	30 June 2010 HK$	31 December 2009 HK$
	(in thousands)

Interest bearing loans and borrowings, net	5,162,718	8,017,177
Accounts payable	914,582	726,742
Other payables and accruals	2,889,514	2,621,093
Amounts due to related companies	212,907	189,500
Construction retention payables	—	67,213
Other long-term liabilities, net of uncertain tax position	21,481	19,264
Less cash and cash equivalents	(4,230,947)	(5,228,995)

Net debt	4,970,255	6,411,994
Equity	5,700,877	3,770,966
Total capital	5,700,877	3,770,966
Capital and net debt	10,671,132	10,182,960
Gearing ratio	46.6%	63.0%

Cash Flows

Our cash balances at 30 June 2010 were HK$4.2 billion. Such cash is available for operations, new development activities and enhancements to Wynn Macau and Encore. In addition, as at 30 June 2010, we had HK$6.8 billion available to draw under the Wynn Macau Credit Facilities.

The following table presents a summary of the Group’s cash flows for the six months ended 30 June 2010 and 2009.

Group Cash Flows

	For the Six Months Ended 30 June
	2010 HK$	2009 HK$
	(in millions)

Net cash generated from operating activities	2,797.8	1,829.6
Net cash used in investing activities	(827.1)	(1,031.6)
Net cash generated from/(used in) financing activities	(2,968.8)	2,938.0

Net increase/(decrease) in cash and cash equivalents	(998.1)	3,736.0
Cash and cash equivalents at beginning of period	5,229.0	2,544.3

Cash and cash equivalents at end of period	4,230.9	6,280.3

Net cash generated from operating activities

Our net cash generated from operating activities is primarily affected by operating income generated by Wynn Macau and Encore as a result of increased casino revenues, better costs control, and benefits from changes in working capital. Net cash from operating activities was HK$2.8 billion in the six months ended 30 June 2010 compared to HK$1.8 billion in the six months ended 30 June 2009.

Operating profits were HK$2.1 billion for the six months ended 30 June 2010 compared to HK$1.1 billion for the six months ended 30 June 2009.

Net cash used in investing activities

Net cash used in investing activities was HK$827.1 million in the six months ended 30 June 2010, compared to net cash used in investing activities of HK$1.0 billion in the six months ended 30 June 2009.

Capital expenditures related primarily to the construction of Encore at Wynn Macau were HK$771.9 million and HK$1,052.9 million for the six months ended 30 June 2010 and 2009, respectively.

Net cash generated from/(used in) financing activities

Net cash used in financing activities was HK$3.0 billion during the six months ended 30 June 2010 compared to net cash generated from financing activities of HK$2.9 billion during the six months ended 30 June 2009.

The significant difference between net cash flow used in 2010 and net cash flow generated from 2009 is primarily due to a HK$2,882.7 million repayment of the senior revolving credit facility under WRM’s credit facilities made in 2010 compared to the HK$3,893.5 million drawn from the senior revolving credit facility and the dividend payment of HK$559.1 million in 2009.

Indebtedness

The following table presents a summary of our indebtedness as at 30 June 2010 and 31 December 2009.

Indebtedness information

	As at
	30 June 2010 HK$	31 December 2009 HK$
	(in thousands)

Senior revolving credit facility	1,013,477	3,893,923
Senior term loan facility	4,287,716	4,283,103

Total	5,301,193	8,177,026

The Group had approximately HK$6.8 billion available to draw under the Wynn Macau Credit Facilities as at 30 June 2010.

Wynn Macau Credit Facilities

Overview

As at 30 June 2010, WRM’s credit facilities consisted of HK$12.0 billion in a combination of Hong Kong dollar and U.S. dollar facilities, including a HK$4.3 billion fully funded senior term loan facility and a HK$7.7 billion senior revolving credit facility. The facilities may be used for a variety of purposes, including further enhancements at our resort, investments in other projects in Macau and general corporate purposes.

We have the ability to increase secured debt under the Wynn Macau Credit Facilities by up to an additional US$50 million (approximately HK$389.3 million).

As at 30 June 2010, we had total bank and other borrowings under the Wynn Macau Credit Facilities of HK$5.3 billion, of which HK$1.5 billion was denominated in U.S. dollars and HK$3.8 billion was denominated in Hong Kong dollars.

The Company is not a party to the Wynn Macau Credit Facilities and has no rights or obligations thereunder.

Principal and Interest

The term loans under the Wynn Macau Credit Facilities mature in June 2014, and the revolving loans under the Wynn Macau Credit Facilities mature in June 2012. The principal amount of the term loans is required to be repaid in quarterly installments, commencing in September 2011.

Borrowings under the Wynn Macau Credit Facilities currently bear interest at London Inter-bank Offered Rate (“LIBOR”) or Hong Kong Interbank Offered Rate (“HIBOR”) (depending on the currency of the borrowing) plus a margin of 1.75%. Beginning after 30 September 2010, the margin will be subject to increases or decreases, with a resulting margin of between 1.25% and 2.00%, depending on WRM’s leverage ratio.

General Covenants

The Wynn Macau Credit Facilities contain customary covenants restricting certain activities of the obligor group (WM Cayman Holdings Limited II and all of its subsidiaries except Palo Real Estate Company Limited), which does not include the Company, including, but not limited to, the incurrence of additional indebtedness, the incurrence or creation of liens on property, sale and leaseback transactions, the ability to dispose of assets and the making of loans or other investments, entering into mergers, consolidations, liquidations or amalgamations, forming or acquiring subsidiaries, amending, modifying or terminating certain material contracts, permits and governing documents, entering into transactions with affiliates, changing fiscal periods, entering into business activities other than certain permitted activities, and selling or discounting receivables, in each case, subject to certain permitted exceptions.

Financial Covenants

The Wynn Macau Credit Facilities financial covenants require WRM to maintain a Leverage Ratio, as defined in the Wynn Macau Credit Facilities, of not greater than 4.75 to 1 as of 30 June 2010, and an Interest Coverage Ratio, as defined in the Wynn Macau Credit Facilities, of not less than 2 to 1. The Leverage Ratio decreases to not greater than 4.5 to 1 for the quarterly reporting period ending 30 September 2010 and 4 to 1 for the quarterly reporting period ending 31 December 2010. The Interest Coverage Ratio requirement remains at not less than 2 to 1 for each quarterly reporting period during 2010.

Compliance with Covenants

The Directors confirm that there is no material non-compliance with the financial covenants or general covenants contained in the Wynn Macau Credit Facilities.

Mandatory Prepayment

The Wynn Macau Credit Facilities contain mandatory prepayment provisions, which include, among other matters, prepayment of 50% of excess cash flow, as defined in the Wynn Macau Credit Facilities, if WRM’s Leverage Ratio is greater than 4 to 1 for each quarterly period.

Dividend Restrictions

WRM and certain of its affiliates are subject to restrictions on payment of dividends or distributions or other amounts to their shareholders or to other affiliates, unless certain financial and non-financial criteria have been satisfied. Provided certain conditions are met, WRM is permitted to pay dividends. The conditions to be satisfied for the payment of dividends include:

•	Compliance with applicable legal requirements;

•	No event of default occurring under the Wynn Macau Credit Facilities;

•	Compliance with the applicable Leverage Ratio and Interest Coverage Ratio financial covenants; and

•

Such dividends may be made once in each fiscal quarter (and in respect of the first fiscal quarter in a fiscal year, only after borrowings under the Wynn Macau Credit Facilities have been prepaid to the extent required by the application of the excess cash flow mandatory prepayment provisions).

Events of Default

The Wynn Macau Credit Facilities contain customary events of default, such as failure to pay, breach of covenants, insolvency proceedings, material adverse effect and cross default provisions. Events of default also include certain breaches of the terms of the Concession Agreement, and the taking of certain formal measures or administrative intervention by the Macau government in respect of the Concession Agreement or the concession for the land on which Wynn Macau is located.

The Wynn Macau Credit Facilities also include a change of control event of default which includes:

•

Mr. Stephen A. Wynn, our Chairman and Chief Executive Officer (together with Mr. Kazuo Okada of Universal Entertainment Corporation (formerly known as Aruze Corp.), our non- executive Director) and certain other related parties, including any 80% (or more) owned subsidiary, trust, estate or immediate family members of Mr. Wynn or Mr. Okada) ceasing to control at least 20% of the voting power of Wynn Resorts, Limited;

•	Mr. Wynn (together with his related parties but excluding Mr. Okada and Mr. Okada’s related parties) ceasing to control at least 10% of the voting power of Wynn Resorts, Limited; and

•	Wynn Resorts, Limited ceasing to own or control at least 51% of WRM (or ceasing to have the ability to direct the management of WRM).

Security and Guarantees

Collateral for the Wynn Macau Credit Facilities consists of substantially all of the assets of WRM. Certain of our direct and indirect subsidiaries have executed guarantees and pledged their interests in WRM in support of the obligations under the Wynn Macau Credit Facilities. With respect to the

Concession Agreement, the WRM lenders do have certain cure rights and consultation rights with the Macau government upon an enforcement by the lenders.

Second Ranking Lender

WRM is also party to a bank guarantee reimbursement agreement with Banco National Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is MOP300 million (HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Wynn Macau Credit Facilities.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as inflation, interest rates, and foreign currency exchange rates.

Foreign Exchange Risks

The financial statements of foreign operations are translated into Hong Kong dollars, the Group’s presentation currency, for incorporation into the consolidated financial statements. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments.

Interest Rate Risks

One of our primary exposures to market risk is interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations.

As at 30 June 2010, the Group had three interest rate swaps intended to swap a portion of the underlying interest rate risk on borrowings under the Wynn Macau Credit Facilities. Under the first swap agreement, the Group pays a fixed interest rate of 3.632% on U.S. dollar borrowings of approximately US$153.8 million (approximately HK$1.2 billion) incurred under the US$550 million (approximately HK$4.3 billion) term loan portion of the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. Under the second swap agreement, the Group pays a fixed interest rate of 3.39% on Hong Kong dollar borrowings of approximately HK$991.6 million incurred under the US$550 million (approximately HK$4.3 billion) term loan portion of the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. These interest rate swaps fix the interest rates on the U.S. dollar and the Hong Kong dollar term loan borrowings at approximately 5.382% and 5.14%, respectively. These two interest rate swap agreements will mature in August 2011.

The Group entered into another interest rate swap agreement on 17 August 2009, with an effective date of 27 November 2009, to swap a portion of the underlying interest rate risk on borrowings under the Wynn Macau Credit Facilities. Under this swap agreement, beginning 27 November 2009, the Group pays a fixed interest rate of 2.15% on borrowings of approximately HK$2.3 billion incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. This interest rate swap fixes the interest rate on HK$2.3 billion of borrowings under the Wynn Macau Credit Facilities at approximately 3.9%. This interest rate swap agreement will mature in June 2012.

The carrying values of these interest rate swaps on the condensed consolidated statement of financial position approximates their fair values. The fair value approximates the amount the Group would pay if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future, interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions, and therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods. We adjust this amount by applying a non-performance valuation, considering our creditworthiness or the creditworthiness of our counterparties at each settlement date, as applicable. These transactions do not qualify for hedge accounting. Accordingly, changes in the fair values during the periods ended 30 June 2010 and 2009 were charged to the condensed consolidated statement of comprehensive income.

Our liabilities under the swap agreements are secured by the same collateral package securing the Wynn Macau Credit Facilities.

OFF BALANCE SHEET ARRANGEMENTS

We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives except for interest rate swaps. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity.

OTHER LIQUIDITY MATTERS

We expect that Wynn Macau and Encore will fund their operations and capital expenditure requirements from operating cash flows, cash on hand and availability under the Wynn Macau Credit Facilities. However, we cannot be sure that operating cash flows will be sufficient for those purposes. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all.

New business developments (including our development of a project in Cotai) or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing.

In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to Wynn Macau and Encore. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements.

Taking into consideration our financial resources, including our cash and cash equivalents, internally generated funds and availability under the Wynn Macau Credit Facilities, we believe that we have sufficient liquid assets to meet our working capital and operating requirements for the following 12 months.

RELATED PARTY TRANSACTIONS

For details of the related party transactions, see note 11 to this announcement. Our Directors confirm that all related party transactions are conducted on normal commercial terms, and that their terms are fair and reasonable.

PURCHASE, SALE OR REDEMPTION OF COMPANY’S LISTED SECURITIES

Neither the Company, nor any of its subsidiaries purchased, sold or redeemed any of the Company’s shares during the six months ended 30 June 2010.

CORPORATE GOVERNANCE REPORT

The Company is dedicated to maintaining and ensuring high standards of corporate governance practices and the corporate governance principles of the Company are adopted in the best interest of the Company and its Shareholders. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code on Corporate Governance Practices.

The Company has, for the six months ended 30 June 2010, complied with the code provisions in the Code (to the extent that such provisions are applicable) since the Listing, except for the following deviations from code provision A.2.1 of the Code.

Stephen A. Wynn as our Chairman and Chief Executive Officer

Under code provision A.2.1 of the Code, the roles of chairman and chief executive officer should be separate and should not be performed by the same individual. The Company does not at present separate the roles of the chairman and chief executive officer.

Mr. Wynn, the founder of the Company and Wynn Macau, serves as the Chairman and Chief Executive Officer of the Company. The Board has determined that the combination of these roles held singularly by Mr. Wynn is in the best interest of the Company and all Shareholders. The Board believes that the issue of whether to combine or separate the offices of Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that the Company and its Shareholders are best served by the current structure. Mr. Wynn’s combined role promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the Company’s operational and strategic efforts.

The combined role of Mr. Wynn as both Chairman and Chief Executive Officer is balanced by the Company’s governance structure, policies and controls. All major decisions are made in consultation with members of the Board and the relevant Board committees. The Company has three Board committees, namely the Audit Committee, Remuneration Committee, and Nomination and Corporate Governance Committee. Each Board committee comprises non-executive Directors only and is chaired by an independent non-executive Director. In addition, there are three independent non-executive Directors on the Board offering independent perspectives. This structure encourages independent and effective oversight of the Company’s operations and prudent management of risk.

For the reasons stated above and as a result of the structure, policies and procedures outlined above, and in light of the historical success of Mr. Wynn’s leadership, the Board has concluded that the current Board leadership structure is in the best interests of the Company and its Shareholders.

MODEL CODE FOR SECURITIES TRANSACTIONS BY DIRECTORS

The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions, the terms of such code being no less exacting than those set out in the Model Code. Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the six months ended 30 June 2010.

AUDIT COMMITTEE

An Audit Committee has been established by the Company to review and supervise the financial reporting process and internal control procedures of the Group. The Audit Committee comprises one non-executive Director and two independent non-executive Directors of the Company. The Audit Committee has reviewed the Group’s results for the six months ended 30 June 2010.

INTERIM REPORT

The Group’s unaudited interim financial information for the Reporting Period have been reviewed by the Audit Committee of the Company which comprises three non-executive Directors: Mr. Nicholas Sallnow-Smith, Dr. Allan Zeman and Mr. Bruce Rockowitz and by the Company’s auditors in accordance with Hong Kong Standards on Review Engagements 2410, “Review of Interim Financial Information Performed by the Independent Auditor of the Entity” issued by the Hong Kong Institute of Certified Public Accountants. The report on review of the interim financial information by the auditors will be included in the Interim Report to be sent to the shareholders.

DEFINITIONS USED IN THIS ANNOUNCEMENT

“Board of Directors” or “Board”	the board of Directors of our Company

“Code on Corporate Governance Practices” or “Code”	the Code on Corporate Governance Practices set out in Appendix 14 of the Listing Rules

“Company” or “our Company”	Wynn Macau, Limited, a company incorporated on 4 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited

“Concession Agreement”	the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002

“Director(s)”	the director(s) of our Company

“Encore” or “Encore at Wynn Macau”	a casino resort located in Macau, connected to Wynn Macau, owned and operated directly by WRM, which opened on 21 April 2010.

“Galaxy”	Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires

“Group,” “we,” “us” or “our”

our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group

“Group Reorganization”	the reorganization undertaken by the Group, as described in the section headed “History and Corporate Structure — IPO Reorganization” of the IPO Prospectus

“HIBOR”	Hong Kong Interbank Offered Rate

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“IFRS”	International Financial Reporting Standards

“IPO Prospectus”	the IPO Prospectus of the Company published on 24 September 2009 in connection with the Listing

“LIBOR”	London Interbank Offered Rate

“Listing”	the initial listing of the Shares on the Main Board of the Hong Kong Stock Exchange on 9 October 2009

“Listing Rules”	the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange (as amended from time to time)

“Macau” or “Macau Special Administrative Region”	the Macau Special Administrative Region of the PRC

“Melco Crown”	Melco Crown Entertainment Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires

“MGM Macau”	MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires

“Model Code”	the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules

“MOP” or “pataca”	Macau pataca, the lawful currency of Macau

“Palo Real Estate Company Limited”

Palo Real Estate Company Limited, a limited liability company incorporated under the laws of Macau and an indirect wholly owned subsidiary of the Company (subject to a 10% social and voting interest and MOP1.00 economic interest held by Mr. Wong Chi Seng (a Macau resident) in WRM

“PRC”, “China” or “mainland China”

the People’s Republic of China and, except where the context requires and only for the purpose of this annual report, references in this annual report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a similar meaning

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Share(s)”	ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company

“Shareholders(s)”	holder(s) of Share(s) of the Company from time to time

“SJM”	Sociedade de Jogos de Macau S.A., one of the six gaming operators in Macau and one of the three concessionaires

“US$”	United States dollars, the lawful currency of the Untied States

“Venetian Macau”	Venetian Macau S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires

“WIML”	Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and an affiliate of Wynn Resorts, Limited

“WM Cayman Holdings Limited I”

WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Wynn Group Asia, Inc.

“WM Cayman Holdings Limited II”

WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of the Company

“Worldwide Wynn”	Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“WRL Group”	Wynn Resorts, Limited and its subsidiaries (other than the Group)

“WRM”	Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company

“WRM Shareholder Dividend Tax Agreement”

the agreement, entered into during June 2009, for a term of five years between WRM and the Macau Special Administrative Region, effective retroactively to 2006, that provides for an annual payment to the Macau Special Administrative Region of MOP7.2 million in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits

“Wynn Design & Development”	Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Group Asia, Inc.”	Wynn Group Asia, Inc, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Las Vegas”

a destination casino resort owned by Wynn Resorts, Limited and its subsidiaries (excluding the Group), located on the Las Vegas Strip, comprising two hotel towers (Wynn Las Vegas and Encore at Wynn Las Vegas) and gaming, retail, dining, leisure and entertainment facilities

“Wynn Macau”	a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau

“Wynn Macau Credit Facilities”

together, the HK$4.3 billion (equivalent) fully-funded senior term loan facilities and the HK$7.7 billion (equivalent) senior revolving credit facilities extended to WRM and as subsequently amended from time to time

“Wynn Resorts Holdings, LLC”	Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Resorts International, Ltd.”	Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly owned subsidiary of the Company

“Wynn Resorts, Limited” or “WRL”	Wynn Resorts, Limited, a company formed under the laws of the State of Nevada, United States, our controlling shareholder (as defined in the Listing Rules)

GLOSSARY OF TERMS USED IN THIS ANNOUNCEMENT

“Adjusted Average Daily Rate”	ADR calculated based on room revenues plus associated promotional allowances

“Adjusted REVPAR”	REVPAR calculated based on room revenues plus associated promotional allowances

“average daily rate” or “ADR”	the amount calculated by dividing total room revenues (less service charges, if any) by total rooms occupied

“cage”	a secure room within a casino with a facility that allows clients to exchange cash for chips used in the casino’s gaming activities, or to exchange redeemable chips for cash

“casino revenue”	revenue from casino gaming activities (gross table games win and gross slot win), calculated net of a portion of commissions and discounts and in accordance with IFRS

“chip(s)”	a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables

“daily gross win per gaming table”	gross gaming win for table games divided by number of tables divided by the number of days in the applicable period

“dealer”	a casino employee who takes and pays out wagers or otherwise oversees a gaming table

“drop”	the amount of cash and promotional coupons deposited in a gaming table’s drop box

“drop box”	a box or container that serves as a repository for cash and promotional coupons

“gaming promoters”

individuals or corporations licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002

“gross gaming revenue” or “gross gaming win”	the total win generated by all casino gaming activities combined, calculated before deduction of commissions and discounts

“gross slot win”

the amount of handle (representing the total amount wagered) that is retained as winnings. We record this amount and gross table games win as casino revenue after deduction of progressive jackpot liabilities and a portion of commissions and discounts

“gross table games win”

the amount of drop (in our general casino segment) or turnover (in our VIP casino segment) that is retained as winnings. We record this amount and gross slot win as casino revenue after deduction of a portion of commissions and discounts

“In-house VIP Program”

an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history

“money laundering”

conduct or acts designed in whole or in part to conceal or disguise the nature, location, source, ownership, movement or control of money or assets, so as to make the money or assets appear to have originated from a legitimate source

“promotional allowance”	the retail value of rooms, food and beverage and retail and other services furnished to guests (typically VIP clients) without charge

“REVPAR”	the amount calculated by dividing total room revenues (less service charges, if any) by total rooms available

“Rolling Chip”	physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and Wynn Macau’s individual VIP players

“turnover”	the sum of all losing Rolling Chip wagers within the VIP program

“VIP client” or “VIP player”	client, patron or players who participates in Wynn Macau’s In-house VIP Program or in the VIP program of any of our gaming promoters

“VIP table games turnover”	turnover resulting from VIP table games only

By order of the Board Wynn Macau, Limited Stephen A. Wynn Chairman

Hong Kong, 20 August 2010

As of the date of this announcement, the Board comprises Stephen A. Wynn, Ian Michael Coughlan and Linda Chen (as executive Directors); Kazuo Okada, Allan Zeman and Marc D. Schorr (as non-executive directors); and Nicholas Sallnow-Smith, Bruce Rockowitz and Jeffrey Kim-fung Lam (as independent non-executive Directors).